Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into by and between PQ Corporation (the “Company”), PQ Group Holdings Inc. (“Holdings”) and James F. Gentilcore (“Executive”) on December 21, 2018.

In consideration of the mutual promises and covenants contained herein, the Severance Agreement dated August 31, 2017 (the “Severance Agreement”), and a letter agreement dated August 9, 2018 (the “Letter Agreement”), and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties agree as follows:

Section 1. Separation from Employment. Executive’s employment with the Company will terminate on December 31, 2018 (the “Separation Date”), and, effective as of the Separation Date, Executive resigns from his positions as Executive Chairman and member of the boards of directors of each of the Company and Holdings. Between the date of this Agreement and the Separation Date, Executive is entitled to take all accrued but unused vacation time and/or paid time off. The Company will also pay Executive for all properly reported and reimbursable expenses incurred prior to the Separation Date.

(b)    Current Equity Interests. Executive understands and agrees that, except as set forth in Section 2 below, the granted equity of Holdings which he owns will be treated in accordance with the Severance Agreement, the applicable Plan document and the applicable equity agreements (“Equity Agreements”) which he executed. As such, the remaining unvested new hire time restricted stock that would have vested on June 30, 2019 will be accelerated and will vest on December 31, 2018.

Section 2. Release and Waiver of Claims. In consideration of (a) the payments, benefits, and other consideration to be provided to Executive under Section 3.01(d) of the Severance Agreement, (b) the acceleration of vesting of all of Executive’s remaining unvested time equity (options and restricted stock units) to be effective on December 31, 2018; (c) the continued eligibility for vesting, from January 1, 2019 through and including December 31, 2020, under the terms of the relevant equity incentive plan and the Equity Agreements, of Executive’s unvested performance equity (options and shares of restricted stock); (d) the ability to exercise all vested options until the expiration date of the option, rather than the post Separation Date periods set forth in the Equity Agreements and applicable plan documents; and (e) the receipt of a grant of Holdings common stock, on or before December 31, 2018, with a value of $200,000, which grant shall be fully vested at the time of the grant, which payments, benefits and other consideration are hereby granted and will be effective on and after the Separation Date, Executive, for Executive and Executive’s family members, heirs, assigns, executors, administrators, legal representatives, and their respective successors and assigns (the “Related Parties”), hereby releases and forever discharges the Company and Holdings, and all of their parents, affiliates, subsidiaries, divisions and joint ventures, and each of their respective officers, directors, employees, agents, parents, stockholders, representatives, employee benefit plans and their successors and assigns (collectively, “Company Entities”), from all rights, claims, demands, suits, causes of action of any kind or nature whatsoever, known or unknown, in law or in equity Executive or the Related Parties ever had, have or may have, arising at any time on or before the date hereof, based on or arising out of Executive’s dealings with any Company Entities, including but not limited to any claims arising out of Executive’s employment with any Company Entities or the termination thereof on the Separation Date, including without limitation any claims under the Severance Agreement, the Letter Agreement, or based on any other services provided to any Company Entities by Executive. This includes a release of any and all rights, claims or demands Executive may have, whether known or unknown, under the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by Executive of any claims for wrongful discharge or discrimination under any statute, rule, regulation or under the common law, including, without limitation, the Sarbanes-Oxley Act.

Section 3. Rights Not Released or Waived. This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing. Executive understands that the release does not include and the parties hereto expressly reserve: (i) any claim that cannot be released or waived as a matter of law; (ii) any claim for or right to vested benefits in accordance with the Company’s or Holding’s employee benefit plans and equity arrangements, including but not limited to any pension or retirement account benefits, but specifically excluding, among other plans, any other severance plan or policy; (iii) any right to enforce any term of this Agreement and any surviving provisions of the Severance Agreement; (iv) any claims based on acts or events occurring after Executive signs this Agreement, except for claims arising from Executive’s employment or termination of employment with the Company or Holdings, up to and through the date Executive signs this Agreement; (v) any claims with respect to advancement of expenses, indemnification or coverage under the by-laws of any Company Entities, directors’ and officers’ liability insurance, or pursuant to that Indemnification Agreement dated September 28, 2017 between Executive and the Company Entities that are party hereto (the “Indemnity Agreement”), or any challenge to the validity of this Agreement; (vi) any prohibition on the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”) and to report violations of any law administered by the Occupational Safety and Health Administration (“OSHA”), or to provide documents and make other disclosures protected under the whistleblower provisions of state or federal law or regulation (including but not limited to the Security and Exchange Act); or (vii) receive any financial awards from OSHA or the SEC for reporting possible violations of federal law or regulation in cases where the law prohibits employees from waiving their rights to receive such payments.

Section 4. Section 409A. Executive agrees that he is a “specified employee” under Section 409A of the Internal Revenue Code (“IRC”). As such, he understands and agrees that, in order to comply with Section 409A, his separation benefits which are not otherwise exempt under Section 409A, will be begin to be paid to him six months after the Separation Date; provided, however, that the first payment to be made to Executive after the six month waiting period will include all separation pay that Executive would have received during the waiting period, less applicable taxes and withholdings, had the applicable transition benefits been paid immediately from the Separation Date.

Section 5. Affirmations. (a) Executive represents and agrees by signing this Agreement that he has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for the Company and has no known workplace injuries or occupational diseases.

(b)    Executive further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Executive, except as provided under Section 3(d) of the Severance Agreement.

(c)    If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding or action including a claim or course of action released in Section 2 of this Agreement, Executive agrees not to accept, recover or receive any monetary damages or other relief from or in connection with such claim or cause of action, including but not limited to from charges filed with the EEOC.

(d)    The separation pay being received by Executive is compensation that Executive is not entitled to receive in the absence of executing this Agreement.

(e)    On or before the Separation Date, or at any time upon the request of the Company, Executive will return to the Company all property and information belonging to the Company, including, but not limited to the following (where applicable): computers (desktop); tablet; devices (including USB, external hard drives, etc.); handheld devices; keys, access cards, passwords, and/or ED cards; all electronically stored and paper copies of all financial data, customer information, business plans and reports, and Company files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Executive shall search Executive’s electronic devices, device back-ups, residence, and automobile and agrees that by signing below, Executive represents that Executive has returned all such property in his possession or control.

(f)    Executive acknowledges and agrees that he remains bound by the restrictions contained in Article IV of the Severance Agreement.

Section 6. Release and Waiver of Claims Under the Age Discrimination in Employment Act. Executive acknowledges that the Company has encouraged Executive to consult with an attorney of Executive’s choosing, at Executive’s expense, and, through this Agreement, encourages Executive to consult with an attorney with respect to any possible claims Executive may have, including claims under the ADEA, as well as under the other federal, state and local laws described in Section 3 hereof. Executive understands that by signing this Agreement Executive is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws described in Section 2 hereof that may have existed on or prior to the date hereof.

Section 7. Waiting Period and Revocation Period. Executive hereby acknowledges that the Company has informed Executive that Executive has up to twenty (21) days to consider this Agreement and Executive may knowingly and voluntarily waive that twenty-one (21) day period by signing this Agreement earlier. Executive also understands that Executive shall have seven (7) days following the date on which Executive signs this Agreement within which to revoke it by providing a written notice of revocation to the Company by hand delivering or mailing it to William J. Sichko, Jr. Esq., 300 Lindenwood Drive, Valleybrooke Corporate Center, Malvern, PA, 19355-1740, post-marked within the seven (7)-day period.

Section 8. Acceptance. To accept this Agreement, Executive shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the twenty-one (21) day period commencing on the date Executive receives this Agreement, without extension of any kind (including by mutual agreement of the parties). This Agreement shall take effect on the eighth (8th) day following Executive’s execution of this Agreement unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

Section 9. No Disparagement. Executive has not from the date Executive was given this Agreement and will not in the future make any defamatory or disparaging statements to any third parties regarding any Company Entities, or any of their employees, officers, or board members, as well as any Company Entities’ products, services and methods of operations. Notwithstanding the foregoing, this Agreement does not prohibit Executive from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Executive under Section 3. In addition, nothing in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

Section 10. No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.

Section 11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties. Delivery of executed pages by facsimile transmission or email will constitute binding execution of this Agreement.

Section 12. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, Holdings and their respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement. Executive may not assign or transfer any payment obligations under this Agreement. Notwithstanding the foregoing, if Executive dies while payments are still owed to him under this Agreement, those payments will be paid to his spouse, if she survives him and otherwise to his estate.

Section 13. Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

Section 14. Further Assurances. Executive agrees to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.

Section 15. Cooperation. Executive will (i) cooperate with the Company and Holdings in all reasonable respects concerning any transitional matters which require Executive’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Executive’s employment with the Company, cooperate to the fullest extent possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company. To the extent that Executive incurs (i) travel-related expenses, (ii) out-of-pocket expenses, and/or (iii) loss of wages as a result of Executive’s cooperation with the Company as contemplated by this Section, the Company will reimburse Executive for such expenses, provided they are reasonable and were approved by the Company in advance.

Section 16. Entire Agreement. Except for Articles IV and V of the Severance Agreement, the Equity Agreements and the Indemnity Agreement, which remain in full force and effect (except, in the case of the Equity Agreements, as modified by this Agreement), this Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of this Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

Section 17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, Executive has executed this Separation and General Release Agreement.

/s/ James F. Gentilcore			Date:	December 21, 2018
James F. Gentilcore

PQ CORPORATION:			PQ GROUP HOLDINGS INC.

BY:	/s/ William J. Sichko, Jr.	12/21/2018	BY:	/s/ William J. Sichko, Jr.	12/21/2018
	William J. Sichko, Jr.	Date		William J. Sichko, Jr.	Date

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